                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                         PRECISE SOFTWARE SOLUTIONS LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 ORDINARY SHARES
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    M41450103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------

             (Date of Event Which Requires Filing of this Statement)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                     [ ]   Rule 13d-1(b)
                     [ ]   Rule 13d-1(c)
                     [X]   Rule 13d-1(d)

ITEM 1.

         (a)      NAME OF ISSUER:

                           Precise Software Solutions Ltd.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           1 Hashikma Street, P.O. Box 88
                           Savyon Israel 56518

ITEM 2.

(a)      NAME OF PERSON FILING:

                           Gemini Israel Fund Limited Partnership ("Gemini
                  Israel"), Gemini Israel II Limited Partnership ("Gemini Israel II"), Gemini Israel II Parallel Fund Limited Partnership ("Gemini Israel II Parallel"), Gemini Partner Investors Limited Partnership ("Gemini Partner"), Advent PGGM Gemini Limited Partnership ("Advent PGGM"), Gemini Capital Associates Limited Partnership ("Gemini Associates"), which is the sole general partner of Gemini Israel II Parallel and Advent PGGM, Gemini Capital Fund Management Ltd. ("Gemini Capital"), which is the sole general partner of Gemini Israel, Gemini Israel II and Gemini Associates, Adi Adventures Ltd. ("Adi Adventures"), which is a shareholder of Gemini Capital, Tali Aben Holdings 2000 Ltd. ("Tali Aben Holdings"), which is a shareholder of Gemini Capital, Lior Berger Holdings 2000 Ltd. ("Lior Berger Holdings"), which is a shareholder of Gemini Capital, David Cohen Holdings 2000 Ltd. ("David Cohen Holdings"), which is a shareholder of Gemini Capital, Yossi Sela Holdings 2000 Ltd. ("Yossi Sela Holdings"), which is a shareholder of Gemini Capital, Ed Mlavsky Holdings 2000 Ltd. ("Ed Mlavsky Holdings"), which is a shareholder of Gemini Capital, Adi Pundak-Mintz ("Pundak-Mintz"), the sole shareholder of Adi Adventures, Tali Aben ("Aben"), the sole shareholder of Tali Aben Holdings, Lior Berger ("Berger"), the sole shareholder of Lior Berger Holdings, David Cohen ("Cohen"), the sole shareholder of David Cohen Holdings, Yossi Sela ("Sela"), the sole shareholder of Yossi Sela Holdings and a general partner of Gemini Partner, Ed Mlavsky ("Mlavsky"), the sole shareholder of Ed Mlavsky Holdings and a general partner of Gemini Partner. Gemini Israel, Gemini Israel II, Gemini Israel II Parallel, Gemini Partner and Advent PGGM are referred to individually herein as a "Fund" and collectively as the "Funds." The persons and entities named in this Item 2(a) are referred to individually herein as a "Filing Person" and collectively as the "Filing Persons".

(b)           ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                           The address of each of the Filing Persons is:

                           9 Hamenofim Street
                           Herzliya Pituach 46725
                           Israel

(c)           CITIZENSHIP:

                           Gemini Israel II Parallel, Advent PGGM and Gemini
              Associates are limited partnerships formed under the laws of the United States. Gemini Israel, Gemini Israel II and Gemini Partner are limited partnerships formed under the laws of Israel. Gemini Capital, Adi Adventures, Tali Aben Holdings, Lior Berger Holdings, David Cohen Holdings, Yossi

              Sela Holdings and Ed Mlavsky Holdings are corporations formed under the laws of Israel. Berger, Cohen and Sela are citizens of Israel. Mlavsky, Pundak-Mintz and Aben are citizens of both the Israel and the United States.

         (d)      TITLE OF CLASS OF SECURITIES:

                           Ordinary Shares of Precise Software Solutions Ltd.,
                  par value NIS 0.03 per share (the "Shares").

         (e)      CUSIP NUMBER:

                           M41450103

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the Filing Persons have ceased to be the beneficial owner of more than five percent of the class of securities check the following. [X]



                  ALL OTHER ITEMS REPORTED ON THE SCHEDULE 13G DATED AS OF FEBRUARY 12, 2001 AND FILED ON BEHALF OF THE FILING PERSONS WITH RESPECT TO THE SHARES REMAIN UNCHANGED.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 7, 2002

                                        *
                                      ------------------------------------------
                                      Ed Mlavsky


                                        *
                                      ------------------------------------------
                                      Yossi Sela


                                        *
                                      ------------------------------------------
                                      David Cohen


                                        *
                                      ------------------------------------------
                                      Lior Berger


                                        *
                                      ------------------------------------------
                                      Tali Aben


                                        *
                                      ------------------------------------------
                                      Adi Pundak-Mintz


                                      GEMINI ISRAEL FUND LIMITED PARTNERSHIP

                                      By:  Gemini Capital Fund Management Ltd.,
                                      its general partner


                                      By:  *
                                           -------------------------------------
                                           Title:

                                       GEMINI CAPITAL FUND MANAGEMENT LTD.


                                       By:  *
                                            ------------------------------------
                                            Title:


                                       GEMINI ISRAEL II PARALLEL FUND LIMITED
                                       PARTNERSHIP

                                       By:  Gemini Capital Associates Limited
                                       Partnership, its general partner

                                       By:  Gemini Capital Fund Management
                                       Ltd., its general partner


                                       By:  *
                                            ------------------------------------
                                            Title:


                                       GEMINI CAPITAL ASSOCIATES LIMITED
                                       PARTNERSHIP

                                       By:  Gemini Capital Fund Management Ltd.,
                                       its general partner


                                       By:  *
                                            ------------------------------------
                                            Title:


                                       ADVENT PGGM GEMINI LIMITED PARTNERSHIP

                                       By:  Gemini Capital Associates Limited
                                       Partnership, its general partner

                                       By:  Gemini Capital Fund Management Ltd.,
                                       its general partner


                                       By:  *
                                            ------------------------------------
                                            Title:

                                       GEMINI PARTNER INVESTORS LIMITED
                                       PARTNERSHIP




                                       By:  *
                                            ------------------------------------
                                            Title:


                                       ED MLAVSKY HOLDINGS 2000 LTD.



                                       By:  *
                                            ------------------------------------
                                            Title:

                                       YOSSI SELA HOLDINGS 2000 LTD.



                                       By:  *
                                            ------------------------------------
                                            Title:

                                       DAVID COHEN HOLDINGS 2000 LTD.



                                       By:  *
                                            ------------------------------------
                                             Title:

                                       LIOR BERGER HOLDINGS 2000 LTD.



                                       By:  *
                                            ------------------------------------
                                            Title:

                                       TALI ABEN HOLDINGS 2000 LTD.



                                       By:  *
                                            ------------------------------------
                                            Title:

                                       ADI ADVENTURES LTD.



                                       By:  *
                                            ------------------------------------
                                            Title:


By: /s/ Yossi Sela
    -------------------------

Yossi Sela in his individual
capacity and as Attorney-in-Fact


* This Schedule was executed by Yossi Sela pursuant to a Power of Attorney filed with the Securities and Exchange Commission on February 12, 2001 in connection with a Schedule 13G for Precise Software Solutions Ltd., which Power of Attorney is incorporated herein by reference and is attached hereto as Exhibit 2.

                                                                       EXHIBIT 1

                                    AGREEMENT


         Pursuant to Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, each of the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Precise Software Solutions, Ltd. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.


Dated: February 7, 2002

                                        *
                                       -----------------------------------------
                                       Ed Mlavsky


                                        *
                                       -----------------------------------------
                                       Yossi Sela


                                        *
                                       -----------------------------------------
                                       David Cohen


                                        *
                                       -----------------------------------------
                                       Lior Berger


                                        *
                                       -----------------------------------------
                                       Tali Aben


                                        *
                                       ----------------------------------------
                                       Adi Pundak-Mintz


                                       GEMINI ISRAEL FUND LIMITED PARTNERSHIP

                                       By: Gemini Capital Fund Management Ltd.,
                                       its general partner


                                       By: *
                                           -------------------------------------
                                           Title:

                                       GEMINI CAPITAL FUND MANAGEMENT LTD.


                                       By: *
                                           -------------------------------------
                                           Title:


                                       GEMINI ISRAEL II PARALLEL FUND LIMITED
                                       PARTNERSHIP

                                       By: Gemini Capital Associates Limited
                                       Partnership, its general partner

                                       By: Gemini Capital Fund Management Ltd.,
                                       its general partner


                                       By: *
                                           -------------------------------------
                                           Title:


                                       GEMINI CAPITAL ASSOCIATES LIMITED
                                       PARTNERSHIP

                                       By: Gemini Capital Fund Management Ltd.,
                                       its general partner


                                       By: *
                                           -------------------------------------
                                           Title:


                                       ADVENT PGGM GEMINI LIMITED PARTNERSHIP

                                       By: Gemini Capital Associates Limited
                                       Partnership, its general partner

                                       By: Gemini Capital Fund Management Ltd.,
                                       its general partner


                                       By: *
                                           -------------------------------------
                                           Title:

                                       GEMINI PARTNER INVESTORS LIMITED
                                       PARTNERSHIP




                                       By: *
                                           -------------------------------------
                                           Title:


                                       ED MLAVSKY HOLDINGS 2000 LTD.



                                       By: *
                                           -------------------------------------
                                           Title:

                                       YOSSI SELA HOLDINGS 2000 LTD.



                                       By: *
                                           -------------------------------------
                                           Title:


                                       DAVID COHEN HOLDINGS 2000 LTD.



                                       By: *
                                           -------------------------------------
                                           Title:


                                       LIOR BERGER HOLDINGS 2000 LTD.



                                       By: *
                                           -------------------------------------
                                           Title:


                                       TALI ABEN HOLDINGS 2000 LTD.



                                       By: *
                                           -------------------------------------
                                           Title:

                                       ADI ADVENTURES LTD.



                                       By: *
                                           -------------------------------------
                                           Title:


By: /s/ Yossi Sela

Yossi Sela in his individual
capacity and as Attorney-in-Fact


* This Agreement was executed by Yossi Sela pursuant to a Power of Attorney filed with the Securities and Exchange Commission on February 12, 2001 in connection with a Schedule 13G for Precise Software Solutions Ltd., which Power of Attorney is incorporated herein by reference and is attached hereto as
Exhibit 2.

                                                                       EXHIBIT 2

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ed Mlavsky, Yossi Sela and David Cohen, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 12th day of February, 2001.

                                       /s/ Ed Mlavsky
                                       -----------------------------------------
                                       Ed Mlavsky


                                       /s/ Yossi Sela
                                       -----------------------------------------
                                       Yossi Sela


                                       /s/ David Cohen
                                       -----------------------------------------
                                       David Cohen


                                       /s/ Lior Berger
                                       -----------------------------------------
                                       Lior Berger


                                       /s/ Tali Aben
                                       -----------------------------------------
                                       Tali Aben


                                       /s/ Adi Pundak-Mintz
                                       -----------------------------------------
                                       Adi Pundak-Mintz

                                       GEMINI ISRAEL FUND LIMITED PARTNERSHIP

                                       By: Gemini Capital Fund Management Ltd.,
                                       its general partner


                                       By: /s/ David Cohen
                                           -------------------------------------
                                           Title: CFO


                                       GEMINI CAPITAL FUND MANAGEMENT LTD.


                                       By: /s/ David Cohen
                                           -------------------------------------
                                           Title: CFO


                                       GEMINI ISRAEL II PARALLEL FUND LIMITED
                                       PARTNERSHIP

                                       By: Gemini Capital Associates Limited
                                       Partnership, its general partner

                                       By: Gemini Capital Fund Management Ltd.,
                                       its general partner


                                       By: /s/ David Cohen
                                           -------------------------------------
                                           Title: CFO


                                       GEMINI CAPITAL ASSOCIATES LIMITED
                                       PARTNERSHIP

                                       By: Gemini Capital Fund Management Ltd.,
                                       its general partner


                                       By: /s/ David Cohen
                                           -------------------------------------
                                           Title: CFO

                                       ADVENT PGGM GEMINI LIMITED PARTNERSHIP

                                       By: Gemini Capital Associates Limited
                                       Partnership, its general partner

                                       By: Gemini Capital Fund Management Ltd.,
                                       its general partner


                                       By: /s/ David Cohen
                                           -------------------------------------
                                           Title: CFO


                                       GEMINI PARTNER INVESTORS LIMITED
                                       PARTNERSHIP



                                       By: /s/ Ed Mlavsky
                                           -------------------------------------
                                           Title:

                                       ED MLAVSKY HOLDINGS 2000 LTD.



                                       By: /s/ Ed Mlavsky
                                           -------------------------------------
                                           Title:

                                       YOSSI SELA HOLDINGS 2000 LTD.



                                       By: /s/ Yossi Sela
                                           -------------------------------------
                                           Title:

                                       DAVID COHEN HOLDINGS 2000 LTD.



                                       By: /s/ David Cohen
                                           -------------------------------------
                                           Title:

                                       LIOR BERGER HOLDINGS 2000 LTD.



                                       By: /s/ Lior Berger
                                           -------------------------------------
                                           Title:

                                       TALI ABEN HOLDINGS 2000 LTD.



                                       By: /s/ Tali Aben
                                           -------------------------------------
                                           Title:

                                       ADI ADVENTURES LTD.



                                       By: /s/ Adi Pundak-Mintz
                                           -------------------------------------
                                           Title: